Exhibit 33 a)

RESTATED REPORT ON ASSESSMENT OF COMPLIANCE WITH
§1122(d)(2)(vi), §1122(d)(4)(xi) and §1122(d)(4)(xii)
of REGULATION AB SERVICING CRITERIA
FOR THE REPORTING PERIOD
JANUARY 1, 2006 TO DECEMBER 31, 2006

American Security Insurance Company, Standard Guaranty Insurance Company and TrackSure Insurance Agency, Inc. (formerly, “Safeco Financial Institution Solutions, Inc.”) (collectively, the “Asserting Party”) is responsible for assessing compliance as of December 31, 2006 and for the period of January 1, 2006 through December 31, 2006 (the “Reporting Period”) with the servicing criteria set forth in §1122(d)(2)(vi), §1122(d)(4)(xi) and §1122(d)(4)(xii) of Title 17, §229.1122(d) of the Code of Federal Regulations, (the “Applicable Servicing Criteria”) which the Asserting Party has concluded are applicable to the insurance escrow servicing activities it performs with respect to all mortgage loan-tracking transactions for such asset-backed securities transactions that were registered after January 1, 2006 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Platform Transactions”).

The Asserting Party previously excluded the applicable servicing criteria set forth in §1122(d)(4)(xii) from the scope of its assessment of compliance. The Asserting Party has now assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has identified a material instance of noncompliance with that servicing criterion. Specifically, the Asserting Party did not have, during the Reporting Period, sufficient policies and procedures to capture the information with respect to the Platform Transactions necessary to determine compliance with §1122(d)(4)(xii). Accordingly, the Asserting Party has restated its previous assessment for the Reporting Period, which excluded evaluation of the criterion, to include the criterion and reflect the material noncompliance as a result of its assessment.

The Asserting Party has concluded that, with the exception of the aforementioned material noncompliance, the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria for the Reporting Period with respect to the Platform Transactions taken as a whole. The Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the Applicable Servicing Criteria.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria as of and for the Reporting Period ending December 31, 2006.

American Security Insurance Company
Standard Guaranty Insurance Company
TrackSure Insurance Agency, Inc.
(formerly, “Safeco Financial Institution Solutions, Inc.”)

/s/ John Frobose

By: John Frobose
Senior Vice President

Date: February 23, 2007, except for the Asserting Party’s restatement described above regarding the assessment of the servicing criteria set forth in 1122(d)(4)(xii) which was previously excluded from the scope of its assessment of compliance with applicable servicing criteria, as to which the date is January 30, 2008.

ASSURANT Specialty Property	260 Interstate North Circle, SE Atlanta, GA 30339-2210 T 770.763.1000 F 770.859.4403 www.assurant.com

July 25, 2007

Sharon Maerkle
Home Loan Services
150 Alleghany Center Mall
Pittsburgh, PA 15212

Re: SEC Inquiry of Assurant Regulation AB Section 1122(d)(4)(xii)

Ms. Maerkle,

We are providing this letter in response to the question that you received from the SEC regarding Assurant’s exclusion of Section 1122(d)(4)(xii) from our 2006 Regulation AB Report on Assessment of Compliance with Regulation AB (“Assessment”).

In our Assessment, we asserted that as your chosen provider of insurance tracking and monitoring services, we are the company that is responsible for following the procedures that you have defined and incorporated as part of our Outsourcing Agreement; which include making insurance disbursements for you on behalf of your borrowers which servicing function is described in Section 1122(d)(4)(xi). Our responsibilities under the Outsourcing Agreement do not include monitoring whether any late payment was paid on behalf of a borrower [obligor] or whether any such late payment was due to the borrower’s error or omission as required by Section 1122(d)(4)(xii). Accordingly, in our Assessment we excluded the criteria set forth in Section 1122(d)(4)(xii) from those servicing criteria applicable to the activities performed by us with respect to the servicing platform.

PricewaterhouseCoopers excluded the same criteria from its attestation report because it was not included in our Assessment.

Should you have any additional questions, please do not hesitate to contact your Account Executive or me.

Best Regards,

/s/ John Frobose
John Frobose
Senior Vice President
Product Line Executive